Exhibit 99.1

Contacts:	For news media - George Biechler, 610-774-5997
For financial analysts - Tim Paukovits, 610-774-4124

PPL Corporation Reports Solid Earnings Increase
for First Quarter of 2006;
Increases 2006 Earnings Forecast;
Reaffirms Long-Term Forecast of 11 Percent Compound Annual Growth

ALLENTOWN, Pa. (May 4, 2006) ― Based on improved performance across all business segments, PPL Corporation (NYSE: PPL) today reported a solid increase in first-quarter earnings for 2006 compared with a year ago and announced an increase in its 2006 earnings forecast.

The company’s reported earnings in the first quarter of 2006 were $0.73 per share compared with $0.44 per share for the same period of 2005. Reported earnings in the first quarter of 2006 included an unusual credit of $0.03 per share, while the first quarter of 2005 reflected $0.10 per share in unusual charges. Excluding these unusual items, PPL’s earnings from ongoing operations for the first quarter of 2006 were $0.70 per share, a 30 percent increase from the $0.54 per share in earnings from ongoing operations in the same period a year ago.

“This exceptional first-quarter performance, one of PPL’s best quarters ever, results from our ability to capture increasing margins in the improving wholesale energy markets,” said William F. Hecht, PPL’s chairman and chief executive officer.

“Although each of our businesses contributed to our success in the quarter, we continue to see the supply business as the engine of our growth over the remainder of the decade,” said Hecht. He said the first-quarter 2006 per share earnings from ongoing operations of the supply business segment, which includes energy generation and marketing, increased by 31 percent over the first quarter of last year.

Per share earnings from ongoing operations of the company’s international delivery business and its Pennsylvania delivery business also increased significantly in the first quarter of 2006, by 31 percent and 25 percent, respectively, compared with a year ago.

Reflecting its strong first-quarter results, PPL has increased its 2006 forecast of earnings from ongoing operations to $2.20 to $2.30 per share from $2.15 to $2.25 per share. The $2.25 per share midpoint of the revised forecast represents an 8.2 percent increase over PPL’s 2005 earnings from ongoing operations of $2.08 per share. The company’s 2006 forecast of reported earnings per share is $2.23 to $2.33 per share, reflecting unusual items recorded through March 31, 2006.

Hecht said PPL has increased its 2006 forecast despite an expected $0.12 per share reduction in synfuel earnings compared with 2005, as well as potentially higher fuel replacement costs for purchases of synfuel from third-party producers for the company's coal-fired power plant operations.

PPL also reiterated its target of 11 percent compound annual growth in earnings per share through 2010, based on 2005 earnings from ongoing operations of $2.08 per share. This long-term target would result in 2010 earnings of about $3.50 per share.

Although the company is not issuing a revised 2007 forecast at this time, Hecht said the company expects earnings per share growth in 2007 despite a conservative assumption that PPL will realize no synfuel benefits in that year due to high crude oil prices.

In the event that PPL is able to realize any benefits from synfuel tax credits above the amounts now included in its 2006 and 2007 forecasts, it would be upside to the company's earnings.

First-quarter 2006 Earnings Results

Reported earnings are calculated in accordance with generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items. The reconciliation tables at the end of this news release provide a detailed description of all unusual items, including a $0.03 per share credit in the first quarter of 2006 related to an increase in the expected recovery of PPL’s claims in the Enron bankruptcy and a total of $0.10 per share in charges in the first quarter of 2005.

(Dollars in millions, except for per share amounts)

	1st Quarter
	2006	2005	% Change
Reported Earnings	$280	$168	+67%
Reported Earnings per Share	$0.73	$0.44	+66%
Earnings from Ongoing Operations	$269	$206	+31%
Per Share Earnings from Ongoing Operations	$0.70	$0.54	+30%

First-quarter Earnings by Business Segment

The following chart shows earnings contributions from PPL’s business segments for the first quarter of 2006 compared with the first quarter of 2005.

	1st Quarter
	2006	2005
	(per share)
Earnings from ongoing operations

Supply	$0.34	$0.26
Pennsylvania Delivery	0.15	0.12
International Delivery	0.21	0.16
Total	$0.70	$0.54

Unusual items

Supply	$0.03	($0.03)
Pennsylvania Delivery	-	(0.07)
International Delivery	-	-
Total	$0.03	($0.10)

Reported earnings

Supply	$0.37	$0.23
Pennsylvania Delivery	0.15	0.05
International Delivery	0.21	0.16
Total	$0.73	$0.44

(For more details, see reconciliation tables at the end of this news release.)

First-quarter 2006 Key Earnings Factors by Business Segment

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy marketing and generation operations of PPL Energy Supply.

Per share earnings from ongoing operations for PPL’s supply business segment in the first quarter of 2006 increased by approximately 31 percent compared with the same period in 2005. This increase was primarily due to higher wholesale energy margins in both the eastern and western United States. PPL’s supply business segment also benefited in the first quarter of 2006 from unrealized gains on options purchased to economically hedge a portion of the risk associated with synfuel tax credits.

The improved wholesale energy margins in the eastern U.S. resulted from a contract price increase for customers who chose not to shop in the competitive electricity market, increased average sale prices for electricity, and unrealized gains from new forward contracts for wholesale energy and related services. The improved wholesale energy margins in the western U.S. resulted from increased average sale prices for electricity and higher output from PPL’s hydroelectric power plants.

Partially offsetting the positive earnings drivers for this business segment in the first quarter of 2006 were higher fuel and fuel transportation costs and increased operation and maintenance costs, primarily due to higher costs from both planned and unplanned power plant outages.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

Per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment in the first quarter of 2006 increased by 25 percent compared with the same period of 2005. The key positive earnings driver for this business segment in the first quarter of 2006 was lower operation and maintenance costs compared with the same period a year ago, when PPL Electric Utilities incurred expenses to restore electric service to customers following ice storms in northeastern Pennsylvania. A portion of these costs was deferred in the third quarter of 2005 following the receipt of an accounting order from the Pennsylvania Public Utility Commission (PUC). Partially offsetting the positive earnings driver for this business segment in the first quarter of 2006 were lower residential and commercial electricity sales, primarily due to a milder winter in 2006 than in 2005.

International Delivery Segment
PPL’s international delivery business segment includes regulated electric distribution companies in the United Kingdom and Latin America.

Per share earnings from ongoing operations for PPL’s international delivery business segment in the first quarter of 2006 increased by approximately 31 percent compared with the same period of 2005. The key positive earnings drivers for this business segment for the first quarter of 2006 were higher electricity delivery margins in the U.K., primarily due to increased sales; a significant increase in the amount of electricity sold by PPL’s affiliates in Latin America; and the realization of certain tax benefits in the U.K.

Partially offsetting the key positive earnings drivers for this business segment in the first quarter of 2006 were higher U.S. income taxes and a negative effect from the foreign currency exchange rate in the U.K.

2006 Earnings Forecast

The company’s 2006 forecast of reported earnings per share is $2.23 to $2.33 per share, reflecting unusual items through March 31, 2006. PPL’s new 2006 forecast of earnings from ongoing operations of $2.20 to $2.30 per share excludes the impact of the first-quarter unusual credit of $0.03 per share and any other unusual items that may occur this year. The 2006 forecast includes specific key factors for each of PPL’s three business segments.

PPL expects its supply business segment to provide about 60 percent of the company’s 2006 per share earnings from ongoing operations, with the balance almost evenly distributed between its Pennsylvania delivery and international delivery segments.

2006 Earnings Forecast by Business Segment

Earnings from Ongoing Operations (per share)	2006 (forecast)		2005 (actual)
	Low	High

Supply	$1.26	$1.31	$1.05
Pennsylvania Delivery	0.43	0.43	0.47
International Delivery	0.51	0.56	0.56
Total	$2.20	$2.30	$2.08

Supply Segment

PPL’s energy supply margins are expected to benefit from the 8.4 percent increase in the generation prices under the PUC-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier; higher prices for wholesale electricity sales; and higher generation output for the remainder of 2006 compared with the same period of 2005. These benefits are expected to be partially offset by increased fuel and fuel transportation expenses. The 2006 supply business segment earnings also are expected to be affected by higher operation and maintenance expenses. In addition, PPL is forecasting 2006 synfuel earnings of $0.05 per share, which is $0.12 per share less than the company realized in 2005.

The earnings of PPL’s supply business segment have historically benefited from synfuel operations in two ways. The primary earnings benefit is derived from the production of synfuel at the company's two synfuel production facilities. In 2005, the supply business segment earned $0.17 per share from the production of synfuel, including a benefit from unrealized gains on options purchased by PPL to economically hedge a portion of the risk associated with the 2006 and 2007 synfuel tax credits. PPL originally planned 2006 synfuel earnings of $0.10 per share. Due to the rising level of oil prices year-to-date in 2006, as well as elevated current forward prices for oil, this business segment now expects to realize about $0.05 per share from synfuel operations for 2006 due to the phase-out of synfuel tax credits and reduced synfuel production.

The second way in which PPL’s supply business segment benefits from synfuel is through the purchase of synfuel from third parties as a fuel source for PPL’s eastern coal generation facilities. Should these third-party synfuel suppliers stop production due to the phase-out of tax credits, this business segment would incur approximately $0.02 per share in fuel replacement costs in 2006. The reduced earnings from both synfuel production and fuel supply are reflected in PPL’s revised earnings forecast for 2006.

Pennsylvania Delivery Segment

PPL projects that the Pennsylvania delivery business segment will have slightly lower delivery earnings in 2006, from an expectation of flat revenues in 2006 compared with 2005, due to favorable weather impacts in 2005, and an increase in operation and maintenance expenses compared with 2005.

International Delivery Segment

PPL projects that the international delivery business segment will have somewhat lower delivery earnings in 2006 compared with 2005, due to increased operation and maintenance expenses, primarily resulting from higher pension costs at PPL’s electricity distribution companies in the United Kingdom; higher U.S. income taxes; and unfavorable currency effects in 2006.

2007 Earnings Forecast

Although the company is not issuing a revised 2007 forecast at this time, it expects earnings per share growth in 2007 over 2006 despite an assumption that PPL will realize no synfuel tax credit benefits in 2007 due to high crude oil prices.  PPL's expected 2007 earnings per share growth is driven primarily by the replacement of expiring fixed-price supply obligations with higher-margin wholesale energy contracts; an increase in generation prices under the PUC-approved contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier; and higher generation output in the western U.S. Partially offsetting these drivers are projected increases in operation and maintenance expenses and projected increases in fuel-related expenses, including higher fuel costs for replacing synfuels currently being purchased from third parties.

Credit Profile and Liquidity Position

PPL’s equity to total capitalization ratio as of March 31, 2006, was 40 percent, up from 36 percent a year ago, using debt and equity as presented on PPL’s balance sheet. PPL’s adjusted equity to total capitalization ratio as of March 31, 2006, was 54 percent, up from 50 percent a year ago. The adjusted ratio for March 31, 2006, excludes $816 million of transition bonds and $2.1 billion of debt of international affiliates, which are non-recourse to PPL.

PPL expects its equity to total capitalization ratio to grow to about 43 percent by the end of 2006, again using debt and equity as presented on PPL’s balance sheet. This reflects a $97 million net reduction of debt, the sale of $250 million of preference stock in April 2006 and an approximate $310 million increase in common equity, primarily through growth in retained earnings. PPL’s adjusted equity to total capitalization ratio for the same period is forecast to increase to about 56 percent. The adjusted ratio excludes $605 million of non-recourse transition bonds and $2.1 billion of non-recourse debt of international affiliates.

At March 31, 2006, PPL had $3.0 billion of available capacity under its $3.6 billion of bank credit facilities. The following table reflects PPL’s projected free cash flow before dividends for 2006 and actual cash flows for 2005.

Free Cash Flow before Dividends
(millions of dollars)	2006 (forecast)	2005 (actual)

Cash from operations	$1,491	$1,388

(Decrease)/Increase in cash due to:
Transition bond repayments	(287)	(272)
Capital expenditures	(1,307)	(811)
Other investing activities-net	(27)	32
	$(130)	$337

The forecasted change in cash from operations between periods is primarily due to a projection of higher net income in 2006. PPL’s projection of increased capital expenditures in 2006 is primarily driven by the construction of pollution-control equipment at the Montour and Brunner Island power plants.

As previously announced, PPL plans to spend about $1.5 billion for the installation of pollution-control equipment at coal-fired power plants in Pennsylvania. This plan includes the installation of sulfur dioxide scrubbers at both units of PPL’s Montour power plant and at Unit 3 of its Brunner Island power plant, with the equipment expected to be in service during 2008. The company also plans to install a scrubber at Units 1 and 2 of the Brunner Island plant, with the equipment expected to be in service in 2009. In late 2005, PPL received its air permit and started construction of the Montour scrubbers. PPL recently received air permits for the Brunner Island scrubbers, with construction scheduled to start in the near future.

During the first quarter of 2006, PPL also announced plans to install cooling towers at its Brunner Island coal-fired power plant. PPL expects construction of the cooling towers to begin by 2008 and for the towers to be in service in the spring of 2010. The cost of this project is expected to be about $125 million, with the majority of this expenditure to be incurred in 2009 and early 2010.

PPL plans to finance this $1.6 billion of pollution-control equipment as part of its overall capital expenditure program with cash from operations and, when necessary, the issuance of debt and preferred securities. The company has no plans to issue any common stock during this period to fund its current capital expenditure program. PPL expects to be in a position to repurchase a portion of its common stock beginning in 2009.

Future Outlook

PPL’s ability to grow its energy supply margins through the end of 2009 is limited to some degree because a substantial portion of its generation in the eastern U.S. is being sold through Dec. 31, 2009, under the PUC-approved contract between PPL EnergyPlus and PPL Electric Utilities for customers who choose not to shop for an energy supplier. Sales of energy for delivery after the expiration of that contract are expected to be made at the forward market prices in effect for the specified delivery period at the time those sales commitments are made.

“PPL’s forecast of an 11 percent compound annual growth rate in earnings per share through 2010 reflects our year-end 2005 view of 2010 forward energy prices, fuel and emission allowance prices, fuel transportation costs and other costs associated with operating the business,” Hecht said.

Hecht stated that underlying forces -- such as rising fuel costs, and, especially, declining generation reserve margins in the PJM Interconnection, combined with anticipated costs for new base load generation -- suggest that 2010 energy prices will be substantially higher than the prices now being received by PPL EnergyPlus under its long-term contract with PPL Electric Utilities. PPL EnergyPlus has started to layer in 2010 sales contracts at the current forward prices, along with longer-term fuel supply arrangements.

Hecht said PPL expects that the growth rate of its common stock dividends over the next few years will continue to exceed the growth rate in the company’s earnings per share and, therefore, result in a dividend payout ratio above 50 percent after 2006. All future dividend decisions, Hecht noted, are subject to the board of directors’ quarterly dividend declarations based on the company’s financial position and other relevant considerations at the time.

PPL increased the annualized dividend rate on its common stock twice during 2005 and once in 2006, bringing it to $1.10 per share and bringing the payout ratio to 50 percent of the $2.20 per share low end of the company’s revised 2006 forecast. The annualized dividend rate has been increased by more than 30 percent since the start of 2005 and by 108 percent over the past five years.

Hecht identified the following visible growth elements through 2010:

•
Annual increases in the supply prices under the PUC-approved contract, expiring at the end of 2009, between PPL Electric Utilities and PPL EnergyPlus for PPL Electric Utilities customers who choose not to shop for an energy supplier.

•	The opportunity to improve margins from wholesale electricity sales as certain long-term contracts expire over the next several years.
•	Incremental capacity increases of about 270 megawatts at several existing generating facilities.
•	The benefits from the installation of scrubbers at the Montour and Brunner Island coal-fired power plants.

Hecht also identified some key challenges for PPL’s growth outlook through 2010: increased fuel and operations and maintenance cost pressures and increased expenditures for environmental compliance.

Hecht also mentioned the following factors, not currently in PPL’s long-term earnings forecast, that have the potential to benefit future earnings: higher capacity prices, higher equivalent availability at PPL’s power plants, and higher wholesale electricity prices. The long-term forecast does not depend upon new assets being added to the company’s portfolio.

PPL Corporation (NYSE: PPL), headquartered in Allentown, Pa., controls about 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

###
(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share, with prior periods adjusted for the effects of PPL’s 2-for-1 common stock split completed in August 2005.)

PPL invites interested parties to listen to the live webcast of management’s teleconference with financial analysts about first-quarter 2006 financial results at 9 a.m. EDT on Thursday, May 4. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-4911.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED) (a)

Condensed Consolidated Balance Sheets (unaudited)
(Millions of Dollars)

	March 31, 2006	Dec. 31, 2005
Assets
Cash and cash equivalents	$338	$555
Other current assets	2,490	2,355
Investments	518	508
Property, plant and equipment
Electric plant	18,191	17,977
Gas and oil plant	353	349
Other property	295	289
	18,839	18,615
Less: accumulated depreciation	7,805	7,699
	11,034	10,916
Recoverable transition costs	1,093	1,165
Goodwill and other intangibles	1,411	1,482
Regulatory and other assets	1,008	945
Total assets	$17,892	$17,926

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,164	$1,340
Other current liabilities	2,015	2,000
Long-term debt (less current portion)	5,954	6,044
Deferred income taxes and investment tax credits	2,227	2,197
Other noncurrent liabilities	1,702	1,820
Minority interest	57	56
Preferred stock	51	51
Earnings reinvested	2,357	2,182
Common stock and capital in excess of par value	3,626	3,606
Accumulated other comprehensive loss	(422)	(532)
Treasury stock	(839)	(838)
Total liabilities and equity	$17,892	$17,926

(a)
The financial statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation’s periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosures.

Condensed Consolidated Income Statements (unaudited)
(Millions of Dollars, Except per Share Data)

	3 Months Ended March 31,		12 Months Ended March 31,

	2006(a)	2005(a)(b)	2006(a)	2005(a)(b)
Operating Revenues
Utility	$1,232	$1,151	$4,410	$3,966
Unregulated retail electric	25	25	101	108
Wholesale energy marketing	337	268	1,197	1,217
Net energy trading margins	10	16	29	32
Energy-related businesses	179	140	665	554
	1,783	1,600	6,402	5,877

Operating Expenses
Fuel and energy purchases	549	510	1,895	1,721
Other operation and maintenance	332	364	1,369	1,287
Amortization of recoverable transition costs	72	69	271	255
Depreciation	108	103	425	410
Taxes, other than income	71	73	277	266
Energy-related businesses	163	146	666	575
	1,295	1,265	4,903	4,514
Operating Income	488	335	1,499	1,363
Other Income - net	9	7	31	37
Interest Expense	119	135	492	527
Income from Continuing Operations Before
Income Taxes, Minority Interest and
Dividends on Preferred Stock	378	207	1,038	873
Income Taxes	95	34	182	162
Minority Interest	2	2	7	8
Dividends on Preferred Stock	1	1	2	2

Income from Continuing Operations	280	170	847	701
Loss from Discontinued Operations (net of income taxes)	0	2	49	12

Income Before Cumulative Effect of a Change in
Accounting Principle	280	168	798	689
Cumulative Effect of a Change in Accounting
Principle (net of income taxes)	0	0	(8)	0

Net Income	$280	$168	$790	$689

Earnings per share of common stock - basic (c)
Earnings from ongoing operations	$0.71	$0.55	$2.26	$1.90
Unusual items	0.03	(0.10)	(0.18)	(0.06)

Net Income	$0.74	$0.45	$2.08	$1.84

Earnings per share of common stock - diluted (c)
Earnings from ongoing operations	$0.70	$0.54	$2.23	$1.89
Unusual items	0.03	(0.10)	(0.18)	(0.06)

Net Income	$0.73	$0.44	$2.05	$1.83

Average shares outstanding (thousands) (c)
Basic	379,838	378,119	379,609	374,044
Diluted	385,605	381,350	384,847	376,007

(a)
Earnings in the 2006 and 2005 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.
(c)	Per share data and shares outstanding for prior periods have been adjusted to reflect the August 2005 2-for-1 stock split.

Condensed Consolidated Statements of Cash Flows (unaudited)
(Millions of Dollars)

	Three Months Ended March 31,
	2006	2005

Cash Flows from Operating Activities
Net income	$280	$168
Depreciation	108	105
Amortizations-recoverable transition costs and other	77	69
Deferred income tax benefits and investment tax credits	(48)	(22)
Pension funding	(22)	(10)
Changes in working capital	(82)	(52)
Other adjustments to reconcile net income to net cash provided by operating activities	(16)	49
Net cash provided by operating activities	297	307

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(198)	(169)
Net (purchase) sales of emission allowances	(24)	5
Other investing activities	63	71
Net cash used in investing activities	(159)	(93)

Cash Flows from Financing Activities
Net retirements of long-term debt	(225)	(280)
Payment of common dividends	(95)	(77)
Net (decrease) increase in short-term debt	(36)	265
Other financing activities	1	14
Net cash used in financing activities	(355)	(78)

Effect of Exchange Rates on Cash and Cash Equivalents	0	2

Net (Decrease) Increase in Cash and Cash Equivalents	(217)	138
Cash and cash equivalents at beginning of period	555	616
Cash and cash equivalents at end of period	$338	$754

Free Cash Flow Before Dividends: (a)

Cash Flows from Operating Activities	$297	$307

(Decrease)/Increase in cash due to:
Transition bond repayments	(73)	(71)
Capital expenditures	(198)	(169)
Other investing activities-net	39	76
	$65	$143

(a)	“Free Cash Flow Before Dividends” is a non-GAAP financial measure, and its use is described in the text at the end of this news release.

Key Indicators

Financial

	12 Months Ended March 31, 2006	12 Months Ended March 31, 2005

Dividends declared per share (d)	$1.005	$0.845
Book value per share (a)(d)	$12.41	$11.38
Market price per share (a)(d)	$29.40	$27.00
Dividend yield (a)	3.4%	3.1%
Dividend payout ratio (b)	49%	46%
Dividend payout ratio - earnings from ongoing operations (b)(c)	45%	45%
Price/earnings ratio (a)(b)	14.3	14.8
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	13.2	14.3
Return on average common equity	17.86%	16.94%
Return on average common equity - earnings from ongoing operations (c)	19.09%	17.57%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.
(d)	Prior period amounts have been adjusted to reflect the August 2005 2-for-1 stock split.

Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

1st Quarter 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$133	$56	$80	$269	$0.34	$0.15	$0.21	$0.70
Unusual Items
Off-site remediation of ash basin leak (Q1, '06)	1			1
Enron reserve adjustment (Q1, '06)	9		1	10	0.03			0.03
Total unusual items	10		1	11	0.03			0.03
Reported Earnings	$143	$56	$81	$280	$0.37	$0.15	$0.21	$0.73

12 Months Ended March 31, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$440	$188	$233	$861	$1.14	$0.49	$0.60	$2.23
Unusual Items
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Off-site remediation of ash basin leak (Q3, '05; Q4, '05, Q1, '06)	(26)			(26)	(0.07)			(0.07)
Conditional asset retirement obligation (Q4, '05)	(8)			(8)	(0.02)			(0.02)
Enron reserve adjustment (Q1, '06)	9		1	10	0.03			0.03
Total unusual items	(72)		1	(71)	(0.18)			(0.18)
Reported Earnings	$368	$188	$234	$790	$0.96	$0.49	$0.60	$2.05

1st Quarter 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$95	$49	$62	$206	$0.26	$0.12	$0.16	$0.54
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.07)		(0.07)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.02)			(0.02)
Stock-based compensation adjustment (Q1, '05)	(3)	(2)		(5)	(0.01)			(0.01)
Total unusual items	(9)	(29)		(38)	(0.03)	(0.07)		(0.10)
Reported Earnings	$86	$20	$62	$168	$0.23	$0.05	$0.16	$0.44

12 Months Ended March 31, 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$433	$89	$189	$711	$1.16	$0.23	$0.50	$1.89
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.07)		(0.07)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.02)			(0.02)
Stock-based compensation adjustment (Q1, '05)	(3)	(2)		(5)	(0.01)			(0.01)
Impairment of investment in technology supplier (Q2, '04)	(6)			(6)	(0.02)			(0.02)
Sale of CGE (Q1, '04)			1	1
Sale of CEMAR (Q2, '04)			23	23			0.06	0.06
Discontinued operations (Q2, '04)			(2)	(2)
Total unusual items	(15)	(29)	22	(22)	(0.05)	(0.07)	0.06	(0.06)
Reported Earnings	$418	$60	$211	$689	$1.11	$0.16	$0.56	$1.83

Operating - Domestic & International Electricity Sales

(millions of kwh)
	3 Months Ended March 31,				12 Months Ended March 31,

	2006	2005	Percent Change		2006	2005	Percent Change

Domestic Retail
Delivered (a)(b)	9,934	10,303	(3.6%	)	36,991	36,320	1.8%
Supplied (b)	10,478	10,800	(3.0%	)	39,089	38,211	2.3%

International delivered
United Kingdom	8,077	7,849	2.9%		29,113	28,736	1.3%
Latin America	1,153	1,077	7.1%		4,338	4,068	6.6%

Domestic Wholesale
East	4,732	4,812	(1.7%	)	20,972	24,163	(13.2%	)
West
NorthWestern Energy	824	816	0.9%		3,334	3,322	0.4%
Other Montana	2,577	2,069	24.6%		8,657	7,607	13.8%
PPL EnergyPlus	152	184	(17.1%	)	1,210	1,257	(3.7%	)

(a)	Electricity delivered to retail customers represents the kwh delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.

“Earnings from ongoing operations” excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Free cash flow before dividends” is derived by deducting capital expenditures and other investing activities-net, as well as the repayment of transition bonds, from cash flow from operations. Free cash flow before dividends should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow before dividends is an important measure to both management and investors since it is an indicator of the company’s ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow before dividends in a different manner.

“Equity to total capitalization ratio” includes as equity minority interest and preferred stock, as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

“Adjusted equity to total capitalization ratio” excludes transition bonds issued by PPL Transition Bond Company, LLC, under the Pennsylvania Electricity Generation Customer Choice and Competition Act and excludes debt of international affiliates, which are non-recourse to PPL. The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off balance sheet. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth, revenues, expenses and pension costs, cash flows, cash from operations, dividends, credit profile, capital expenditures and generating capacity, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on the phase-out of synthetic fuel tax credits and synthetic fuel operations; weather conditions affecting generation production, customer energy usage and operating costs; competition in retail and wholesale power markets; liquidity of wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity, including access to capital markets and credit facilities, of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operation and availability of existing generation facilities and operating costs; transmission and distribution system conditions and operating costs; current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; significant delays in the planned installation of pollution control equipment at certain coal-fired generating units in Pennsylvania due to weather conditions, contractor performance or other reasons; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business; any impact of 2005 hurricanes on PPL Corporation’s business, including any impact on fuel prices; receipt of necessary governmental permits, approvals and rate relief; new state, federal or foreign legislation, including new tax legislation; state, federal and foreign regulatory developments; impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries and the energy industry; capital markets conditions, including changes in interest rates, and decisions regarding capital structure; stock price performance of PPL Corporation; the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans; securities and credit ratings; foreign currency exchange rates; the outcome of litigation against PPL Corporation and its subsidiaries; potential effects of threatened or actual terrorism or war or other hostilities; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.

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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.